Exhibit 99.1

NEWS RELEASE

C&J Energy Services Announces Third Quarter 2015 Results

•	Adjusted Net Loss of ($0.65) per diluted share on $427.5 million of revenue with Adjusted EBITDA of ($11.4 million)

•	Integration completed following March 2015 closing of Nabors transaction, with third quarter achievements including:

•	Well Support Services Adjusted EBITDA margin increased by approximately115 basis points sequentially

•	Adjusted SG&A reduced by an additional $2.2 million sequentially

•	Estimated procurement synergy savings of over $19.5 million in the third quarter, with anticipated procurement synergy savings of over $58.5 million for 2015 based on current realizations and activity levels

HAMILTON, BERMUDA, November 4, 2015 – C&J Energy Services Ltd. (NYSE: CJES) today reported a net loss of ($455.0 million), or ($3.89) per diluted share, on revenue of $427.5 million for the third quarter of 2015, and an Adjusted Net Loss (1) of ($76.5 million), or ($0.65) per diluted share(1). Adjusted Net Loss(1) excludes: a $367.8 million, or $3.15 per diluted share, after-tax impairment charge; a $5.2 million, or $0.05 per diluted share, after-tax charge related to costs associated with the March 2015 combination of C&J Energy Services, Inc. (“Legacy C&J”) with the completion and production services business of Nabors Industries Ltd. (the “Transaction”); a $2.7 million, or $0.02 per diluted share, after-tax charge related to severance, facility closures and other one-time costs; and a $2.6 million, or $0.02 per diluted share, one-time after-tax charge associated with incremental insurance reserves incurred as a result of a decision to increase our self-insurance deductibles to achieve a risk management structure typical for businesses of our combined company’s size and risk profile. Adjusted EBITDA(1) totaled ($11.4 million) for the third quarter of 2015.

Due to the continued downturn in the oil and gas industry, including the sharp decline in oil prices beginning early in the third quarter, and the resulting further deterioration in demand for oilfield services, we determined that it was necessary to test goodwill for impairment and to test property, plant and equipment (“PP&E”) and intangible assets for recoverability during the third quarter of 2015. As a result, we recorded a non-cash pre-tax charge of $394.2 million related to impairment of goodwill and intangible assets for our Completion Services and Other Services segments. With respect to PP&E, all of our asset groups passed the recoverability testing; therefore, no impairment write-down was deemed necessary at September 30, 2015.

Our 2015 third quarter results compare with a net loss of ($65.1 million), or ($0.56) per diluted share, on revenue of $511.2 million for the second quarter of 2015, and an Adjusted Net Loss(1) of ($53.8 million), or ($0.46) per diluted share(1) for the same period. Adjusted Net Loss(1) for the second quarter of 2015 excluded: a $5.4 million, or $0.05 per diluted share, after-tax charge associated with the Transaction; a $1.2 million, or $0.01 per diluted share, after-tax charge related to severance costs; a $2.9 million, or $0.02 per diluted share, after-tax charge related to customer settlement/bad debt write-off charges; and a $1.8 million, or $0.02 per diluted share, after-tax charge associated with inventory write-downs. Adjusted EBITDA(1) was $20.3 million for the second quarter of 2015. For the third quarter of 2014, net income was $23.8 million, or $0.42 per diluted share, on revenue of $440.0 million, and Adjusted Net Income(1) was $26.5 million, or $0.47 per diluted share(1), after excluding a $2.7 million, or $0.05 per diluted share, after-tax charge related to costs associated primarily with the Transaction. Adjusted EBITDA(1) was $75.0 million for the third quarter of 2014.

Founder, Chairman and Chief Executive Officer Josh Comstock commented, “The third quarter was another extremely challenging quarter for the North American oilfield services industry due to the sustained weakness and volatility in oil prices at levels that caused further reductions in drilling, completion and production services activities. As oil prices showed signs of improvement in June, activity levels across our service lines began to strengthen, but with the precipitous fall of oil prices in the early part of the third quarter, customers across our operations began to delay previously scheduled activity. In response to this continued deterioration of market conditions, we idled more equipment, further reduced head count and implemented other measures to control costs and bring our operations in-line with the fluctuation in activity and anticipated instability over the remainder of the year. Although our third quarter results did not realize the benefit of these adjustments, we believe that our efforts will positively impact our fourth quarter financial results.

“In our Completion Services segment, we experienced a decline in activity levels coupled with increased pricing pressure, most dramatically with respect to our hydraulic fracturing operations, as oil prices declined during the first half of the third quarter. With regard to our hydraulic fracturing services, we had two atypical events that were detrimental to our hydraulic fracturing results. First, in an effort to maintain and increase the volume of committed work with one of our most active customers, we aggressively reduced pricing, which resulted in lower than expected margins. Because the reduced pricing arrangement was not in full effect until the end of August, and given the inherent lag of gathering costs and revenue in this division of our business, it was not until post-quarter end that we determined the issue. The second issue occurred when our operations team changed to an alternative lubricant for use with our fluid ends in an effort to reduce costs, but the product did not perform to expectations. Concurrently, we received a shipment of fluid ends that had metallurgical issues, which when combined with the lower quality lubricant resulted in excessive premature fluid end failures and damage to associated parts. As it relates to the third quarter, we believe these problems may have negatively impacted our financial results by as much as an estimated $8.0 to $12.0 million. We are addressing the customer pricing issue with the hope of reaching an acceptable solution and have remedied the equipment situation to the best of our knowledge. With respect to our coiled tubing operations, activity levels improved over the first two months of the third quarter, but declined in September as several major customers delayed previously scheduled jobs to the fourth quarter. However, entering October we experienced an uptick in coiled tubing activity and we expect revenue to gradually improve as we take market share from competitors that have been steadily exiting the market. Our wireline operations, although still strongly utilized, experienced some decline in activity and lower pricing during the quarter.

“In our Well Support Services segment, revenue declined slightly from the second quarter as a result of a highly competitive pricing environment, as well as a strategic decision, guided by our integration plans, to close facilities that historically were not profitable. However, even with revenue declining, we increased EBITDA margin by approximately115 basis points. I am very pleased with the efforts of our new management team in this segment as we have continued to restructure this business and aggressively cut costs. Our strategy is working, as evidenced by the fact that we delivered our strongest performance from an EBITDA margin perspective since acquiring this business at the end of the first quarter 2015.

“Although I am disappointed with our third quarter results, particularly the performance of our Completion Services and the atypical issues experienced in our hydraulic fracturing operations, I am pleased to report that our overall topline performance and activity levels improved in October compared to September. We have implemented a detailed action plan intended to enhance profitability and improve margins as we navigate through the fourth quarter with its typical seasonal slowdown, and any further prolonged downturn for our industry. Given our current view, we expect to deliver greater EBITDA for the fourth quarter and we are confident that we will exceed the fourth quarter’s minimum EBITDA covenant target as defined by our recently amended credit facility. Looking beyond the fourth quarter, we will continue to aggressively manage our business with a sharp focus on controlling costs, increasing efficiencies and aligning our operations with evolving market conditions. We are confident in our ability to maximize EBITDA and currently expect to meet the future quarterly minimum EBITDA targets set by our amended credit facility. Most importantly, we will ensure we are positioned to respond rapidly when the market improves.”

Results for the Three Months Ended September 30, 2015

Completion Services

Third quarter 2015 revenue from our Completion Services segment was $256.9 million, with Adjusted EBITDA(1) of ($8.6 million), compared to revenue of $332.5 million and Adjusted EBITDA(1) of $24.5 million for the second quarter of 2015, and revenue of $434.2 million and Adjusted EBITDA(1) of $96.9 million for the third quarter of 2014.

Third quarter revenue from our Completion Services segment declined sequentially as a result of overall lower utilization levels accompanied by further price reductions across our service lines to varying degrees, and most significantly in our hydraulic fracturing operations. Hydraulic fracturing activity declined significantly in July, stabilized in August, and gradually improved throughout September, whereas wireline activity decreased over the course of the third quarter and coiled tubing activity declined in September as several significant customers delayed jobs to the fourth quarter. In response, we idled excess equipment, further reduced headcount and closed facilities to align our operations with market conditions, but we will not realize the full benefit from these adjustments until the fourth quarter. As noted herein, Adjusted EBITDA from our hydraulic fracturing operations was also negatively impacted by a highly unfavorable pricing arrangement and premature equipment failure.

Moving into the fourth quarter, our Completion Services segment has continued to face market challenges. Although we experienced a slight improvement in overall activity in October, we cannot predict the severity of the impact of seasonality on our fourth quarter results. We are keeping a sharp focus on managing our operations and we have implemented an action plan that includes immediately stacking additional equipment and repositioning assets to areas where activity and pricing are strongest.

Well Support Services

Third quarter 2015 revenue from our Well Support Services segment was $150.9 million, with Adjusted EBITDA(1) of $23.6 million, compared to revenue of $153.1 million and Adjusted EBITDA(1) of $22.2 million for the second quarter of 2015.

Revenue from our Well Support Services segment was negatively impacted by significant pricing pressure in several key operating basins, as well as the impact from the closing of underperforming facilities. During the third quarter, we supported utilization and protected market share through pricing concessions, while repositioning equipment and resources in line with market conditions and customer demand. However, despite declining revenue, due to our continued focus on restructuring this segment and aggressively managing costs, we generated a sequential EBITDA margin increase of approximately115 basis points, making it our highest-performing quarter from an EBITDA margin perspective since closing of the Transaction.

We saw some strengthening in activity entering the fourth quarter, although we expect our Well Support Services segment to experience seasonal slowdown around the holidays and year end. We are confident in the strength of this business and our ability to improve operational performance, grow market share and increase profitability even in a prolonged, depressed environment.

Other Services

Our Other Services segment includes our smaller service lines, such as cementing, equipment manufacturing and repair, specialty chemicals, directional drilling, artificial lift, Middle Eastern operations and research and technology. In addition, the Other Services segment includes costs associated with general corporate activities and intersegment eliminations.

Third quarter 2015 revenue from our Other Services segment was $19.7 million with Adjusted EBITDA(1) of ($26.4 million), compared to $25.6 million of revenue with Adjusted EBITDA(1) of ($26.3 million) for the second quarter of 2015, and $5.8 million of revenue with Adjusted EBITDA(1) of ($22.0 million) for the third quarter of 2014. Like our core services lines, the businesses comprising our Other Services segment were negatively impacted by the widespread reduction in completion activity over the quarter. In spite of a more than 20% reduction in revenue during the quarter, Adjusted EBITDA held flat as a result of our efforts to cut cost and rightsize those businesses as activity rapidly declined below expected levels.

Other Financial Information

Our adjusted selling, general and administrative expense (“SG&A”) for the third quarter of 2015 was $53.3 million, compared to $55.5 million for the second quarter of 2015 and $41.7 million for the third quarter of 2014, in each instance exclusive of costs associated primarily with the Transaction, severance costs and incremental insurance reserves. The sequential decrease in adjusted SG&A was driven by the implementation of our post-merger integration program and cost control initiatives, including reductions in headcount and the closing of facilities following completion of the Transaction.

Excluding one-time items, we incurred $4.5 million in research and development expense (“R&D”) for the third quarter of 2015, compared to $4.3 million for the second quarter of 2015 and $3.5 million for the third quarter of 2014. Even as we seek to reduce costs, we are committed to investing in technologies that lower our cost base for key inputs, enhance synergy savings and improve our operational capabilities and efficiencies, which is central to our overall strategy of maintaining our best-in-class service quality while proactively managing our costs to maximize our returns. Additionally, several of these investments are already delivering value added products and services that, in addition to producing revenue, are creating increasing demand from key customers. We remain confident that, among other benefits, the vertical integration and cost savings from our research and technology initiatives provides us with a competitive advantage and enables the Company to increase profitability and grow market share once the market begins to recover.

Depreciation and amortization expense (“D&A”) in the third quarter of 2015 was $74.7 million, compared to $81.5 million for the second quarter of 2015. D&A was $28.5 million in the third quarter of 2014.

Liquidity

As of September 30, 2015, we had $94.0 million drawn and $12.6 million of letters of credit outstanding under our recently amended $400 million revolving credit facility, leaving $193.4 million available for additional borrowing based on $300 million of availability as a result of the newly implemented collateral coverage covenant, which limits availability to the greater of $300 million or the aggregate of eligible accounts receivable and inventory.

We also had $1.1 billion outstanding under a Term Loan B facility, comprised of a $572.1 million term loan B-1 and a $482.6 million term loan B-2. Long-term capital lease obligations were $32.7 million as of September 30, 2015. Our long-term debt balance is net of $54.5 million of original issue discount on the Term Loan B facility. Additional information about the amendments to the credit agreement governing our existing senior secured credit facilities can be accessed in a Current Report on Form 8-K that we filed on September 30, 2015 with the U.S. Securities and Exchange Commission, which includes a copy of the amendments as exhibits, as well as a more detailed description of their respective terms.

Capital expenditures totaled $24.2 million during the third quarter of 2015, primarily relating to maintenance of our existing equipment, compared to $68.7 million during the second quarter of 2015, the majority of which consisted of construction costs for previously ordered equipment, as well as maintenance of our existing equipment and other activity to extend its useful life. We currently expect our future capital expenditures to remain generally consistent with the third quarter over the near term.

Results for the Nine Months Ended September 30, 2015

For the nine months ended September 30, 2015, we reported a net loss of ($550.8 million), or ($5.62) per diluted share, on revenue of $1.3 billion, compared to net income of $46.5 million, or $0.82 per diluted share, on revenue of $1.1 billion for the nine months ended September 30, 2014.

Adjusted Net Loss(1) for the nine months ended September 30, 2015 was ($137.2 million), or ($1.40) per diluted share(1). Adjusted Net Loss(1) excludes: a $367.8 million, or $3.75 per diluted share, after-tax impairment charge; a $33.9 million, or $0.35 per diluted share, after-tax charge related to costs associated with the Transaction; a $3.9 million, or $0.04 per diluted share, after-tax charge associated with customer settlement/bad debt write-offs; a $3.1 million, or $0.03 per diluted share, after-tax charge for severance, facility closures and other one-time costs;

a $2.5 million, or $0.03 per diluted share, one-time after-tax charge associated with incremental insurance reserves incurred as a result of a decision to increase our self-insurance deductibles to achieve a risk management structure typical for businesses of our combined company’s size and risk profile; and a $2.4 million, or $0.02 per diluted share, after-tax inventory write-down charge.

For the nine months ended September 30, 2015, we reported Adjusted EBITDA(1) of $39.5 million, compared to Adjusted EBITDA(1) of $170.6 million for the nine months ended September 30, 2014.

Conference Call Information

We will host a conference call on Thursday, November 5, 2015 at 10:00 a.m. Eastern / 9:00 a.m. Central Time to discuss our third quarter 2015 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at www.cjenergy.com or by calling U.S. (Toll Free): 1-855-560-2574 or International: 1-412-542-4160 and asking for the “C&J Energy Services Call.” Please dial-in a few minutes before the scheduled call time. An archive of the webcast will be available shortly after the call on our website at www.cjenergy.com for 12 months following the call. A replay of the call will also be available for one week by calling U.S. (Toll Free): 1-877-344-7529 or International: 1-412-317-0088, using the access code: 10074078.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction, well completions, well support and other complementary oilfield services to oil and gas exploration and production companies. As one of the largest completion and production services companies in North America, C&J offers a full, vertically integrated suite of services involved in the entire life cycle of the well, including directional drilling, cementing, hydraulic fracturing, cased-hole wireline, coiled tubing, rig services, fluids management services and other special well site services. C&J operates in most of the major oil and natural gas producing regions of the continental United States and Western Canada. The Company also has an office in Dubai and is working to establish an operational presence in key countries in the Middle East. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact:

investors@cjenergy.com

713-260-9986

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the effects of the Transaction, our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. For example, statements regarding future financial performance, future competitive positioning and business synergies, future acquisition cost savings, future accretion to earnings per share, future market demand, future benefits to stockholders, and future economic and industry conditions are forward-looking statements within the meaning of federal securities laws.

Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: potential adverse reactions or changes to business relationships resulting from the Transaction and competitive responses to the Transaction; the inability to obtain or delay in obtaining cost savings and synergies from the Transaction; unexpected costs, the outcome of pending or potential litigation; the inability to retain key personnel; any changes in general economic and/or industry specific conditions; risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

C&J cautions that the foregoing list of factors is not exclusive. For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission (“SEC”), including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

(1)	Adjusted Net Income (Loss) is defined as net income (loss) plus the after-tax amount of acquisition-related costs and other non-routine items. Adjusted Net Income (Loss) per diluted share is calculated as Adjusted Net Income (Loss) divided by diluted weighted average common shares outstanding. Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, other income (expense), net, net gain or loss on disposal of assets, acquisition-related costs and other non-routine items. Management believes that Adjusted Net Income (Loss), Adjusted Net Income (Loss) per diluted share and Adjusted EBITDA are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. For a reconciliation of Adjusted Net Income (Loss), Adjusted Net Income (Loss) per diluted share and Adjusted EBITDA to net income (loss), please see the tables at the end of this press release.

C&J Energy Services Ltd.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Revenue	$427,497	$511,165	$439,978	$1,339,878	$1,124,436

Costs and expenses:
Direct costs	385,879	439,479	319,868	1,151,522	826,494
Selling, general and administrative expenses	60,977	62,990	46,134	188,424	129,397
Research and development	4,916	4,305	3,450	13,311	9,808
Depreciation and amortization	74,731	81,516	28,499	193,685	75,743
Impairment expense	394,191	—	—	394,191	—
(Gain) loss on disposal of assets	141	225	16	(365)	15

Operating income (loss)	(493,338)	(77,350)	42,011	(600,890)	82,979

Other income (expense):
Interest expense, net	(28,396)	(23,864)	(2,778)	(57,448)	(6,722)
Other income (expense), net	(2,644)	1,737	206	(1,073)	584

Total other income (expense)	(31,040)	(22,127)	(2,572)	(58,521)	(6,138)

Income (loss) before income taxes	(524,378)	(99,477)	39,439	(659,411)	76,841

Income tax expense (benefit)	(69,362)	(34,356)	15,623	(108,611)	30,329

Net income (loss)	$(455,016)	$(65,121)	$23,816	$(550,800)	$46,512

Net income (loss) per common share:
Basic	$(3.89)	$(0.56)	$0.44	$(5.62)	$0.86

Diluted	$(3.89)	$(0.56)	$0.42	$(5.62)	$0.82

Weighted average common shares outstanding:
Basic	117,019	116,851	53,950	98,061	53,799

Diluted	117,019	116,851	56,804	98,061	56,634

C&J Energy Services Ltd.

Consolidated Balance Sheets

(In thousands, except share data)

	September 30,	December 31,
	2015	2014
	(Unaudited )
ASSETS

Current assets:
Cash and cash equivalents	$23,130	$10,017
Accounts receivable, net	290,497	290,767
Inventories, net	137,516	122,172
Prepaid and other current assets	45,359	29,525
Deferred tax assets	324	8,106

Total current assets	496,826	460,587

Property, plant and equipment, net	1,664,176	783,302

Other assets:
Goodwill	314,410	219,953
Intangible assets, net	151,651	129,468
Deferred financing costs, net	50,505	3,786
Other noncurrent assets	20,037	15,650

Total assets	$2,697,605	$1,612,746

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$224,030	$229,191
Payroll and related costs	16,017	16,047
Accrued expenses	69,789	30,794
Current portion of long-term debt and capital lease obligations	13,585	3,873
Other current liabilities	2,013	4,926

Total current liabilities	325,434	284,831
Deferred tax liabilities	293,097	193,340
Long-term debt and capital lease obligations, net	1,116,345	349,875
Other long-term liabilities	12,127	2,848

Total liabilities	1,747,003	830,894

Commitments and contingencies

Shareholders’ equity
Common shares, par value of $0.01, 750,000,000 shares authorized, 120,361,293 issued and outstanding at September 30, 2015 and 55,333,392 issued and outstanding at December 31, 2014	1,204	553
Additional paid-in capital	992,715	271,104
Accumulated other comprehensive income (loss)	(2,757)	(45)
Retained earnings (deficit)	(40,560)	510,240

Total shareholders’ equity	950,602	781,852

Total liabilities and shareholders’ equity	$2,697,605	$1,612,746

C&J Energy Services Ltd.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(550,800)	$46,512
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	193,685	75,743
Impairment expense	394,191	—
Deferred income taxes	(93,851)	6,690
Provision for doubtful accounts, net of write-offs	4,516	450
Equity in earnings from unconsolidated affiliate	(585)	(399)
(Gain) loss on disposal of assets	(365)	15
Share-based compensation expense	13,916	14,626
Amortization of deferred financing costs	8,680	870
Accretion of original issue discount	4,141	—
Changes in operating assets and liabilities:
Accounts receivable	259,049	(128,142)
Inventory	18,656	(20,082)
Prepaid and other current assets	(8,182)	(2,406)
Accounts payable	(161,708)	94,625
Payroll and related costs and accrued expenses	25,130	21,332
Other	(4,069)	2,844

Net cash provided by operating activities	102,404	112,678

Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(141,491)	(222,379)
Proceeds from disposal of property, plant and equipment	2,743	673
Investment in unconsolidated affiliate	—	(3,000)
Payments made for business acquisitions, net of cash acquired	(663,303)	(33,244)

Net cash used in investing activities	(802,051)	(257,950)

Cash flows from financing activities:
Proceeds from revolving debt	271,000	203,000
Payments on revolving debt	(492,000)	(47,000)
Proceeds from term loans	1,001,400	—
Payments on term loans	(5,300)	—
Payments of capital lease obligations	(3,058)	(3,059)
Financing costs	(55,400)	(433)
Proceeds from issuance of common shares for stock options exercised	295	833
Registration costs associated with issuance of common shares	(1,690)	—
Employee tax withholding on restricted shares vesting	(2,620)	(4,331)
Excess tax benefit (expense) from share-based award activity	(2,401)	2,143

Net cash provided by financing activities	710,226	151,153

Effect of exchange rate on cash	2,534	—

Net increase in cash and cash equivalents	13,113	5,881
Cash and cash equivalents, beginning of period	10,017	14,414

Cash and cash equivalents, end of period	$23,130	$20,295

Supplemental cash flow disclosures:
Cash paid for interest	$44,891	$5,722

Income taxes paid (refunded)	$(11,281)	$15,975

Non-cash investing and financing activity:
Capital lease obligations	$—	$25,847

Change in accrued capital expenditures	$(40,172)	$13,413

Non-cash consideration for business acquisition	$735,125	$—

C&J Energy Services Ltd.

Reconciliation of Adjusted Net Income (Loss) to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Adjusted net income (loss)	$(76,453)	$(53,798)	$26,489	$(137,186)	$53,698
Adjustments, net of tax:
Impairment expense	(367,785)	—	—	(367,785)	—
Acquisition-related costs	(5,245)	(5,384)	(2,673)	(33,939)	(7,167)
Severance, facility closures and other	(2,745)	(1,164)	—	(3,113)	(19)
Customer settlement/bad debt write-off	(155)	(2,927)	—	(3,885)	—
Insurance reserve true-up	(2,633)	—	—	(2,535)	—
Inventory write-down	—	(1,848)	—	(2,357)	—

Net income (loss)	$(455,016)	$(65,121)	$23,816	$(550,800)	$46,512

Per common share:
Net income (loss) diluted	$(3.89)	$(0.56)	$0.42	$(5.62)	$0.82

Adjusted net income (loss) diluted	$(0.65)	$(0.46)	$0.47	$(1.40)	$0.95

Diluted weighted average common shares outstanding	117,019	116,851	56,804	98,061	56,634

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Adjusted EBITDA	$(11,410)	$20,346	$74,954	$39,503	$170,609
Interest expense, net	(28,396)	(23,864)	(2,778)	(57,448)	(6,722)
Income tax benefit (expense)	69,362	34,356	(15,623)	108,611	(30,329)
Depreciation and amortization	(74,731)	(81,516)	(28,499)	(193,685)	(75,743)
Impairment expense	(394,191)	—	—	(394,191)	—
Other income (expense), net	(2,644)	1,737	206	(1,073)	584
(Gain) loss on disposal of assets	(141)	(225)	(16)	365	(15)
Acquisition-related costs	(6,488)	(6,883)	(4,426)	(38,647)	(11,841)
Severance, facility closures and other	(3,163)	(1,778)	(2)	(3,727)	(31)
Customer settlement/bad debt write-off	(179)	(4,472)	—	(4,651)	—
Insurance reserve true-up	(3,035)	—	—	(3,035)	—
Inventory write-down	—	(2,822)	—	(2,822)	—

Net income (loss)	$(455,016)	$(65,121)	$23,816	$(550,800)	$46,512

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2015
	Completion Services	Well Support Services	Other Services	Total
Adjusted EBITDA	$(8,599)	$23,613	$(26,424)	$(11,410)
Interest expense, net	(6)	—	(28,390)	(28,396)
Income tax benefit (expense)	—	—	69,362	69,362
Depreciation and amortization	(52,926)	(17,366)	(4,439)	(74,731)
Impairment expense	(343,508)	—	(50,683)	(394,191)
Other income (expense), net	4	(231)	(2,417)	(2,644)
(Gain) loss on disposal of assets	(76)	—	(65)	(141)
Acquisition-related costs	—	—	(6,488)	(6,488)
Severance, facility closures and other	(1,894)	(491)	(778)	(3,163)
Customer settlement/bad debt write-off	(179)	—	—	(179)
Insurance reserve true-up	(2,810)	311	(536)	(3,035)

Net income (loss)	$(409,994)	$5,836	$(50,858)	$(455,016)

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Loss

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2015
	Completion Services	Well Support Services	Other Services	Total
Adjusted EBITDA	$24,474	$22,162	$(26,290)	$20,346
Interest expense, net	(11)	—	(23,853)	(23,864)
Income tax benefit (expense)	—	—	34,356	34,356
Depreciation and amortization	(51,126)	(26,186)	(4,204)	(81,516)
Other income (expense), net	69	93	1,575	1,737
(Gain) loss on disposal of assets	(172)	—	(53)	(225)
Acquisition-related costs	—	—	(6,883)	(6,883)
Severance, facility closures and other	(605)	(1,007)	(166)	(1,778)
Customer settlement/bad debt write-off	(4,472)	—	—	(4,472)
Inventory write-down	—	—	(2,822)	(2,822)

Net loss	$(31,843)	$(4,938)	$(28,340)	$(65,121)

C&J Energy Services Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(In thousands)

(Unaudited)

	Three Months Ended September 30, 2014
	Completion Services	Well Support Services	Other Services	Total
Adjusted EBITDA	$96,922	$—	$(21,968)	$74,954
Interest expense, net	(35)	—	(2,743)	(2,778)
Income tax benefit (expense)	—	—	(15,623)	(15,623)
Depreciation and amortization	(26,540)	—	(1,959)	(28,499)
Other income (expense), net	91	—	115	206
(Gain) loss on disposal of assets	(16)	—	—	(16)
Acquisition-related costs	—	—	(4,426)	(4,426)
Severance, facility closures and other	—	—	(2)	(2)

Net income (loss)	$70,422	$—	$(46,606)	$23,816